PR97-071
September 2, 1997                            Contact:  Rick Kennedy 513.243.5805
FOR APPROVAL ONLY                                      Pat Klaus    513.243.4152

               GE COMPLETES ACQUISITION OF GREENWICH AIR SERVICES
               --------------------------------------------------

     EVENDALE, Ohio -- General Electric Company (GE) completed its acquisition of Greenwich Air Services, Inc. today. GE acquired Greenwich through a combination of GE stock and cash, valued at $530 million.

     The average GE share price used in computing the exchange ratio is $64.6938. As a result, for each share of Greenwich common stock held immediately prior to the merger, Greenwich shareholders will receive 0.4792 shares of GE common stock.

     Based on the number of Greenwich shares electing to receive cash, GE anticipates that there will be a proration of the cash consideration paid for such shares. GE will announce the proration precentage as soon as it is able to determine it with a reasonable degree of clarity.

     Under the terms of the agrement, GE also obtains the rights to complete the acquisition of UNC Incorporated, also an aircraft engine and aviation equipment services company, which announced in February plans to merge with Greenwich. The U.S. Department of Justice Antitrust Division has already cleared Greenwich's acquisition of UNC; however, the transaction is subject to approval by UNC shareholders. That vote is expected later this month.

     "This merger enhances our ability to provide the highest-quality, most cost-effective service products to all global airline customers," siad Bill Vareschi, president and CEO of GE Engine Services, Inc. "The aviation services market demands that we use this additional capacity and capability in the most efficient manner possible, and earn our customers' business every day."

                                     (more)

     GE Engine Services, Inc., a wholly owned subsidiary of General Electric Company and a division of GE Aircraft Engines based in Cincinnati, Ohio, provides overhaul and repair of aircraft engines, components, and accessories, with facilities in the United States, Wales, Brazil, and Singapore. With approximately 6,200 employess worldwide, GE Engine Services in 1996 had revenues of approximately $2.3 billion. With the acquisition of Greenwich, based in Miami, Florida, GE engine Services assumes ownership of nine additional facilities, principally in the United States and Scotland. Greenwich services primarily large commercial aircraft engines, as well as marine and industrial aeroderivative engines produced by the world's leading manufacturers.


                                      ###